Exhibit 99.1

Ingersoll Rand Announces 2009 Fourth-Quarter Earnings per Share of $0.37

from Continuing Operations and $0.48 excluding Restructuring

•

Adjusted earnings per share from continuing operations was $0.48, excluding $0.11 of restructuring costs, compared with prior guidance of $0.44 to $0.54. Fourth quarter EPS included $(0.04) of discrete items.

•	Fourth quarter revenues of $3.3 billion decreased by 10% (down by 13% excluding currency effects) compared with 2008; at mid-range of prior guidance of $3.2 to $3.4 billion.

•	Gross productivity of 5.9% in the fourth quarter drove an increase in operating earnings and margins. Full year productivity savings of $681 million exceeded prior target.

•	Total financing reduced by $1.1 billion for full year and by $2.0 billion since completion of Trane acquisition. Generated $1.6 billion of available cash flow for full-year 2009.

•

Full-year 2010 earnings per share from continuing operations forecast of $1.95 to $2.35 including $0.25 of restructuring costs. Excluding restructuring, forecast $2.20 to $2.60 earnings per share compared to prior framework of $2.00 to $2.40.

Swords, Ireland, February 12, 2010 – Ingersoll-Rand plc (NYSE:IR), the world leader in creating and sustaining safe, comfortable and efficient environments, today announced that total reported revenues decreased by 10% for the fourth quarter of 2009, compared with the 2008 fourth quarter, and adjusted earnings per share (EPS) from continuing operations were in the mid-range of prior guidance.

The company reported net earnings of $139.4 million, or EPS of $0.42, for the fourth quarter of 2009. Fourth-quarter net income included $124.7 million, or EPS of $0.37, from continuing operations, as well as $14.7 million of income, equal to EPS of $0.05, from discontinued operations. Fourth-quarter 2009 EPS from continuing operations, excluding approximately $50 million of pre-tax restructuring costs, was $0.48. This compares to a net loss of $3,290 million, or EPS of ($10.27), for the fourth quarter of 2008. The fourth-quarter 2008 net loss included $3,275 million, or EPS of ($10.22), from continuing operations, as well as ($15.0) million of expense, or EPS of ($0.05), from discontinued operations. Fourth-quarter 2008 continuing earnings include a non-cash impairment charge for goodwill and intangible assets, one-time acquisition costs and restructuring costs which totaled EPS of ($10.75). Excluding these items, fourth-quarter earnings from continuing operations were $0.53 per share.

Diluted Earnings Per Share 4Q 2008 & 2009

	4Q 2009	4Q 2008

Reported Continuing EPS (Loss)	$0.37	$(10.22)

Add Back
Impairment Charge	—	$10.56
Restructuring Costs	0.11	0.16
Acquisition Costs	—	0.03

Subtotal	$0.11	$10.75
Adjusted Continuing EPS	$0.48	$0.53

“Our revenues in the quarter came in at the middle of our guidance range,” said Michael Lamach, president and chief executive officer. “While we continue to see challenges in some of our major end markets, we’re also beginning to see improvement in markets that lead the recovery. Despite the revenue drop, we improved operating earnings and margins by continuing to drive productivity, generating synergies across our global operations and improving capacity utilization. These actions and efforts to further reduce working capital contributed to another quarter of outstanding cash generation, which allowed us to significantly exceed our 2009 targets and to accelerate the reduction of debt. We dedicated ourselves in 2009 to demonstrating that we can execute. In 2010, we will build on the productivity culture we have established by integrating our business activities and increasing our capacity utilization, both of which will improve our profitability. In addition, we are investing substantial resources to innovate and develop new products and services which will fuel our future growth.”

Additional Highlights for the 2009 Fourth Quarter

Revenues: The company’s reported revenues decreased by 10% to $3,305.8 million, compared with revenues of $3,670.0 million for the 2008 fourth quarter. Excluding a positive currency impact of 3%,

revenues declined 13% compared with 2008. Reported U.S. revenues decreased by 14%, and revenues from international operations declined by approximately 5% (down by 11% excluding currency), with the sharpest year-over-year declines registered in Europe.

Operating Income and Margin: Reported operating income for the fourth quarter was $222.7 million compared with a loss of $3.5 billion for the fourth quarter of 2008. Fourth-quarter 2009 included approximately $50 million of pre-tax costs related to restructuring compared with $71 million for the same period of 2008. Fourth-quarter reported operating margin was 6.7%, or 8.2% excluding restructuring, compared with a reported operating loss for the same period of 2008. Fourth-quarter 2008 operating income included approximately $3.7 billion of pre-tax costs related to asset impairment. Excluding impairment costs, the fourth-quarter 2008 operating margin would have been 4.9%, or 6.8% excluding restructuring. Expense reductions, productivity actions, and lower commodity costs offset volume declines and unfavorable product mix.

Interest Expense and Other Income/Expense: Interest expense of $76.4 million for the fourth quarter of 2009 decreased compared with $88.9 million in the 2008 fourth quarter, due to lower debt balances. Other income totaled $3.5 million for the fourth quarter, compared with $14.3 million of expense for the fourth quarter of 2008. Other income includes approximately $25 million primarily related to a favorable settlement with an insurance carrier associated with a portion of our asbestos obligation, offset by a $24.4 million currency loss triggered by the recent major devaluation of the Venezuela Bolivar. The net favorable year- over-year change in other income is primarily due to lower foreign exchange losses incurred outside of the singular event in Venezuela.

Taxes: The company’s reported tax rate for the fourth quarter of 11.1%, included discrete tax expense of $15 million. This compares with a tax credit recorded in the fourth quarter of 2008.

Full-Year 2009 Results

Full-year 2009 net revenues were $13,195 million, a slight decline compared with reported net revenues of $13,227 million in 2008. On a pro forma basis, including a full year of Trane results for 2008, revenues declined by 19% (down by 18% excluding the effects of currency). Operating income for 2009 totaled $841.6 million compared with a loss in 2008, due to a fourth-quarter asset impairment charge of $3.7 billion. Operating margin for 2009 was 6.4%, or 7.2% excluding $111 million of restructuring costs.

The company reported full-year 2009 EPS of $1.37. EPS from continuing operations was $1.41 with ($0.04) of costs from discontinued operations. Full-year continuing operations include $111 million, or EPS of ($0.24), in restructuring charges. Excluding restructuring, full-year EPS from continuing operations was $1.65.

The company reported full-year 2008 EPS of ($8.73). EPS from continuing operations was ($8.54). Full-year continuing operations included several discrete items including: a non-cash charge for asset impairment; costs related to the acquisition of Trane; and restructuring charges. Excluding these items, full-year EPS from continuing operations was $3.34. EPS from discontinued operations was ($0.19) for full-year 2008.

Fourth-quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. During the fourth quarter of 2009 the company realigned its segments to more closely reflect its corporate and business strategies and to promote additional productivity and growth. The company’s four segments include: Climate Solutions, which includes the Trane commercial HVAC Systems, Hussmann and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses. Segment operating margin comparisons for 2008 and 2009 include restructuring expenses and exclude impairment charges for 2008.

Climate Solutions delivers energy-efficient HVACR solutions globally and include Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings; Hussmann, a leader in food merchandising solutions; and Thermo King, the leader in transport temperature control solutions. Reported revenues for the fourth quarter of 2009 were $1,803 million with operating income of $89.0 million. Total revenues for the fourth quarter declined by 13% (down by 16% excluding currency), compared with the fourth quarter of 2008. On a year-over-year basis, total commercial HVAC revenues decreased by 10% (down by 12% excluding currency), with a 17% decline (down by 19% excluding currency) in equipment and systems revenue and a 4% increase (up by 2% excluding currency) in parts, services and solutions. Commercial revenues decreased in all major geographic regions, except Asia, during the quarter due to continued declining activity in non-residential construction markets.

Total Thermo King transport revenues declined by 7% in the fourth quarter compared with last year. Total worldwide refrigerated trailer and truck revenues decreased slightly compared with last year, reflecting improved activity in the U.S. and Asia and a continuing decline of the heavy truck market in Europe. Sea-going container revenues and worldwide bus revenues both increased substantially due to improving end market activity. However, sales of TriPac auxiliary power units declined significantly compared with last year. Worldwide revenues for Hussmann refrigerated display cases and contracting decreased by 33% compared with the fourth quarter of 2008, due to slower supermarket capital expenditures, both in Europe and in the United States.

Fourth-quarter segment operating margin was 4.9%, including approximately $25 million of purchase accounting and $18 million of restructuring costs, an increase of 1.8 percentage points compared with last year. Productivity actions and lower commodity costs offset the negative impact of lower volumes on fourth-quarter margins.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include: compressed air systems, tools, fluid power products, golf and utility vehicles and energy generation systems. Total revenues in the fourth quarter of $591 million decreased by approximately 12% (down by 15% excluding currency) compared with the fourth quarter of 2008. Air and Productivity revenues declined by 13%, due to lower volumes in all geographic regions. Revenues in the Americas decreased by 20% compared with last year due to declines in major industrial, process and fluid handling end markets. Americas equipment volume declined by 23% and recurring revenue decreased by 14%. Air and Productivity Solutions revenues in Europe, Asia and India decreased by approximately 6% (down by 13% excluding currency) compared with 2008. Club Car revenues declined by 2% compared with the fourth quarter of 2008, due to ongoing sluggish golf, hospitality and recreation markets, which were partially offset by growth in low-speed vehicle sales. Fourth-quarter operating margin for Industrial Technologies of 12.4%, including $6 million of restructuring costs, increased by 1.9 percentage points compared with 10.5% last year, due to higher productivity, which offset lower volumes.

Residential Solutions includes the Trane and Schlage brands which deliver safety, comfort and efficiency to homeowners throughout North America. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls and remote home management systems.

Fourth quarter revenues were $457 million, an increase of 7% compared with 2008 as residential markets showed improved fundamentals after four years of declines. Residential security revenues increased by 3% compared with last year as market share gains offset sluggish builder and “Big Box” markets. Residential HVAC revenues increased by about 9% compared with 2008 from improved sales to the replacement market.

Fourth-quarter operating margin of 7.5%, including approximately $17 million of purchase accounting costs, improved significantly compared with a loss recorded in 2008, due to productivity gains, cost reductions and higher volume.

Security Technologies is a leading global supplier of commercial security products and services. The sector’s market leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and attendance scheduling software. Fourth-quarter revenues of $454 million declined by approximately 7% (down by 11% excluding currency) compared with the fourth quarter of 2008. This decline reflects contracting commercial building and remodeling markets, especially in the U.S. Fourth-quarter operating margin of 16.8%, which included $18.0 million of restructuring costs, decreased compared with 20.3% in the fourth quarter of 2008. The operating margin decrease was due to the declines in volume and a three percentage point year-over-year increase in restructuring costs, which combined, more than offset substantial cost reduction from productivity gains.

Balance Sheet and Liquidity

For the full-year 2009, the company generated available cash flow of approximately $1.6 billion from earnings and working capital reductions. During 2009, total financing was reduced by $1.1 billion to a year ending level of approximately $4.1 billion. In addition, the company’s cash balances increased by $327 million during the year and its liquidity position improved to $2.25 billion at year-end 2009.

“Our focus on generating cash flow continues to pay off. Full-year working capital reductions of $847 million exceeded targets and represents a 5.6 percentage point reduction in working capital as a percentage of revenue. This outstanding performance was primarily driven by significant receivable and inventory reductions that we believe are sustainable into 2010 and beyond. We exceeded our plan to reduce debt and have reduced total financing by $2.0 billion since the acquisition of Trane in June 2008. The generation of $1.6 billion in available cash flow for full-year 2009 significantly exceeded our original plan target of $920 million,” said Lamach.

Productivity Actions / Restructuring / Trane Acquisition Synergies

The company achieved a total gross productivity of 5.9% in the fourth quarter compared with the fourth quarter of 2008, and achieved $681 million of gross productivity savings for the full year, exceeding the original 2009 goal of $650 million. The restructuring programs also gained traction in the quarter and the company generated $194 million of annual gross pre-tax savings for full-year 2009 from these projects. Restructuring is expected to provide approximately $145 million of incremental savings in 2010.

In addition to the restructuring benefits and other productivity programs, the company generated $192 million of incremental Trane acquisition synergy savings in 2009. The company expects to achieve at least $190 million of incremental synergy savings in 2010 and a total of $500 million of cumulative savings from Trane synergies by the end of 2010.

Tax Matters Related to 2001 and 2002

In July 2007, the company received a notice from the IRS containing proposed adjustments to the company’s tax filings in connection with an audit for the 2001 and 2002 tax years pertaining to the company’s reincorporation in Bermuda. These proposed adjustments would have resulted in additional taxes for the 2002 tax year of approximately $190 million plus interest, along with other charges.

On January 12, 2010, the IRS notified the company that it was eliminating its proposed $190 million adjustment. However, the IRS continues to assert an alternate position and proposes adjustments to the company’s 2001 and 2002 tax-year filings. Under this alternate position, the IRS claims that the company owes additional taxes for 2002 of approximately $84 million plus interest and penalties of 30% on the asserted tax underpayments. These proposed adjustments may also affect subsequent tax years.

The company believes that it has operated in accordance with applicable laws related to the IRS’ claims and intends to continue vigorously contesting these proposed adjustments. Although the outcome of this matter cannot be predicted, based upon an analysis of the strength of its position, the company believes that it is adequately reserved for any potential payments related to this matter.

2010 Outlook

“Ingersoll Rand’s major end markets were showing mixed year-over-year results at the close of 2009,” said Lamach. “Fourth-quarter orders were flat compared with last year, a notable improvement compared with the double-digit year-over-year declines in the first three quarters of 2009. Based on our recent order pattern, we continue to see a mixed picture of activity across our major end markets for 2010. We do see some positive signs of recovery in residential security and HVAC, North American and European refrigerated transport, Club Car, and across several of our businesses in China. However, we expect challenging U.S. and European non-residential construction markets for most of the year.

“Considering the ongoing weakness in several key markets and the prospect of some added material inflation, we are again operating with a conservative baseline plan and have developed additional contingency actions if markets perform below expectations. We anticipate revenues for full-year 2010 in the range of $13.5 to $13.8 billion, or an increase of 2% to 5%. Full-year 2010 EPS from continuing operations is expected to be in the range of $1.95 to $2.35 with costs related to discontinued operations equal to ($0.10) per share. This full-year forecast includes the effect of $100 million ($0.25 EPS) of restructuring expenses and reflects a tax rate of 16% for continuing operations and an average diluted share count of 340 million shares. Available cash flow for 2010 is expected to approximate $1.0 billion, based on projected earnings and working capital requirements.

“First-quarter results will continue to be influenced by the ongoing uncertain economic conditions. Given our current macroeconomic view, our first-quarter 2010 revenue forecast is $3.0 to $3.1 billion, which would be an increase of approximately 2% to 5% compared with the first quarter of 2009. We expect to capture significant benefits from additional Trane acquisition synergies, restructuring savings and productivity programs. EPS from continuing operations for the first quarter are expected to be in the range of $0.10 to $0.15. The first-quarter forecast includes the effect of approximately $20 million of restructuring expenses (EPS of $0.05) and reflects a tax rate of 16% for continuing operations and an average diluted share count of 335 million shares.

“Our internal business fundamentals improved significantly in 2009. We have leading and improving global brands and leading market shares in all of our major product lines. Our balance sheet is solid, we are generating significant cash, we are reducing debt, and we have considerable available liquidity. As the world economy recovers, we will continue to invest in new products and innovation and we will relentlessly strive to improve our operations and to become a more efficient company.”

This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2008, its Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and its reorganization from Bermuda to Ireland are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s common shareholders.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

# # #

02/12/10

(See Accompanying Tables)

For more information, media may contact: Paul Dickard (732-652-6712), paul_dickard@ingersollrand.com.

For more information, investors and financial analysts may contact: Bruce Fisher (732-652-6789), bruce_fisher@ingersollrand.com or Joe Fimbianti (732-652-6718), joseph_fimbianti@irco.com.

Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008

Net revenues	$3,305.8	$3,670.0	$13,195.3	$13,227.4

Cost of goods sold	(2,411.7)	(2,801.6)	(9,645.1)	(9,748.1)

Selling & administrative expenses	(671.4)	(688.2)	(2,708.6)	(2,343.1)

Asset impairment	—	(3,710.0)	—	(3,710.0)

Operating income (loss)	222.7	(3,529.8)	841.6	(2,573.8)

Interest expense	(76.4)	(88.9)	(302.2)	(245.4)

Other income (expense), net	3.5	(14.3)	19.7	63.2

Earnings (loss) before income taxes	149.8	(3,633.0)	559.1	(2,756.0)

Provision for income taxes	(16.7)	361.9	(71.3)	208.6

Earnings (loss) from continuing operations	133.1	(3,271.1)	487.8	(2,547.4)

Discontinued operations, net of tax	14.7	(15.0)	(11.6)	(57.4)

Net earnings (loss)	147.8	(3,286.1)	476.2	(2,604.8)

Less: Net earnings attributable to noncontrolling interests	(8.4)	(4.1)	(24.9)	(20.0)

Net earnings (loss) attributable to Ingersoll-Rand plc	$139.4	$(3,290.2)	$451.3	$(2,624.8)

Amounts attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$124.7	$(3,275.2)	$462.9	$(2,567.4)
Discontinued operations	14.7	(15.0)	(11.6)	(57.4)

Net earnings (loss)	$139.4	$(3,290.2)	$451.3	$(2,624.8)

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$0.37	$(10.22)	$1.41	$(8.54)
Discontinued operations	0.05	(0.05)	(0.04)	(0.19)

	$0.42	$(10.27)	$1.37	$(8.73)

Weighted-average number of common shares outstanding:
Diluted	335.9	320.4	329.1	300.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008

Climate Solutions
Net revenues	$1,803.4	$2,084.5	$7,293.7	$6,750.6
Operating income (loss)	89.0	(1,176.2)	406.9	(771.8)
and as a % of Net revenues	4.9%	-56.4%	5.6%	-11.4%

Industrial Technologies
Net revenues	591.4	670.5	2,181.0	2,938.3
Operating income	73.4	70.3	171.8	353.7
and as a % of Net revenues	12.4%	10.5%	7.9%	12.0%

Residential Solutions
Net revenues	457.4	427.1	2,001.5	1,473.7
Operating income (loss)	34.5	(2,136.1)	122.9	(2,037.0)
and as a % of Net revenues	7.5%	-500.1%	6.1%	-138.2%

Security Technologies
Net revenues	453.6	487.9	1,719.1	2,064.8
Operating income (loss)	76.1	(260.9)	323.7	42.4
and as a % of Net revenues	16.8%	-53.5%	18.8%	2.1%

Total
Net revenues	$3,305.8	$3,670.0	$13,195.3	$13,227.4
Operating income (loss)	273.0	(3,502.9)	1,025.3	(2,412.7)
and as a % of Net revenues	8.3%	-95.4%	7.8%	-18.2%

Unallocated corporate expense	(50.3)	(26.9)	(183.7)	(161.1)

Consolidated operating income (loss)	$222.7	$(3,529.8)	$841.6	$(2,573.8)

and as a % of Net revenues	6.7%	-96.2%	6.4%	-19.5%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions, except per share amounts)

UNAUDITED

		For the quarter ended December 31, 2009				For the quarter ended December 31, 2008
		As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted
	Net revenues	$3,305.8	$—		$3,305.8	$3,670.0	$—		$3,670.0
	Operating income	222.7	49.6	(a)	272.3	(3,529.8)	3,804.1	(a)	274.3
	Operating margin	6.7%	n/a		8.2%	-96.2%	n/a		7.5%
	Earnings from continuing operations attributable to Ingersoll-Rand plc	124.7	35.4	(g)	160.1	(3,275.2)	3,446.8	(g)	171.6
	Net earnings attributable to Ingersoll-Rand plc	139.4	35.4	(g)	174.8	(3,290.2)	3,446.8	(g)	156.6

	Diluted earnings per common share
	Continuing operations	$0.37	$0.11		$0.48	$(10.22)	$10.75		$0.53
	Discontinued operations	0.05	(0.01)		0.04	(0.05)	0.01		(0.04)

	Total	$0.42	$0.10		$0.52	$(10.27)	$10.76		$0.49

	Weighted-average number of common shares outstanding
	Diluted	335.9	—		335.9	320.4	1.4		321.8

	Detail of Adjustments:
	Recorded in operating income
(b)	Restructuring Charges		$49.6				$70.7
(c)	Integration Charges		—				8.8
(d)	Purchase Accounting Charges		—				14.6
(e)	Impairment Charges		—				3,710.0

(a)	Sub-Total		49.6				3,804.1

	Recorded in other income (expense), net
(f)	Bridge Loan Fees		—				1.6

	Total pretax adjustments		49.6				3,805.7
	Tax impact		(14.2)				(358.9)

(g)	Net earnings attributable to Ingersoll-Rand plc		$35.4				$3,446.8

(b)	Represents employee termination benefits and other costs associated with announced restructuring plans.
(c)	Represents employee termination benefits and integration costs associated with the acquisition of Trane.
(d)	Represents non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.
(e)	Represents goodwill and other intangible asset impairment charges recorded in the fourth quarter of 2008.
(f)	Represents the amortization of fees associated with the bridge loan financing used to fund the acquisition of Trane.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of restructuring charges in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures of operating income and operating margin assist investors with analyzing our business segments results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions, except per share amounts)

UNAUDITED

		For the year ended December 31, 2009				For the year ended December 31, 2008
		As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted
	Net revenues	$13,195.3	$—		$13,195.3	$13,227.4	$—		$13,227.4
	Operating income	841.6	111.4	(a)	953.0	(2,573.8)	3,981.8	(a)	1,408.0
	Operating margin	6.4%	n/a		7.2%	-19.5%	n/a		10.6%
	Earnings from continuing operations attributable to Ingersoll-Rand plc	462.9	79.4	(g)	542.3	(2,567.4)	3,582.8	(g)	1,015.4
	Net earnings attributable to Ingersoll-Rand plc	451.3	79.4	(g)	530.7	(2,624.8)	3,582.8	(g)	958.0

	Diluted earnings per common share
	Continuing operations	$1.41	$0.24		$1.65	$(8.54)	$11.88		$3.34
	Discontinued operations	(0.04)	—		(0.04)	(0.19)	—		(0.19)

	Total	$1.37	$0.24		$1.61	$(8.73)	$11.88		$3.15

	Weighted-average number of common shares outstanding
	Diluted	329.1	—		329.1	300.6	3.1		303.7

	Detail of Adjustments:
	Recorded in operating income
(b)	Restructuring Charges		$111.4				$77.9
(c)	Integration Charges		—				35.5
(d)	Purchase Accounting Charges		—				158.4
(e)	Impairment Charges		—				3,710.0

(a)	Sub-Total		111.4				3,981.8

	Recorded in other income (expense), net
(f)	Bridge Loan Fees		—				9.3

	Total pretax adjustments		111.4				3,991.1
	Tax impact		(32.0)				(408.3)

(g)	Net earnings attributable to Ingersoll-Rand plc		$79.4				$3,582.8

(b)	Represents employee termination benefits and other costs associated with announced restructuring plans.
(c)	Represents employee termination benefits and integration costs associated with the acquisition of Trane.
(d)	Represents non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.
(e)	Represents goodwill and other intangible asset impairment charges recorded in the fourth quarter of 2008.
(f)	Represents the amortization of fees associated with the bridge loan financing used to fund the acquisition of Trane.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of restructuring charges in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures of operating income and operating margin assist investors with analyzing our business segments results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 5

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

	For the quarter ended December 31, 2009
	Operating Income (Loss) As Reported	Restructuring Charges (a)	Operating Income (Loss) As Adjusted
Climate Solutions	$89.0	$17.7	$106.7
Industrial Technologies	73.4	5.7	79.1
Residential Solutions	34.5	7.1	41.6
Security Technologies	76.1	17.6	93.7

Total	273.0	48.1	321.1
Unallocated corporate expense	(50.3)	1.5	(48.8)

Consolidated operating income	$222.7	$49.6	$272.3

	For the year ended December 31, 2009
	Operating Income (Loss) As Reported	Restructuring Charges (a)	Operating Income (Loss) As Adjusted

Climate Solutions	$406.9	$37.7	$444.6
Industrial Technologies	171.8	27.1	198.9
Residential Solutions	122.9	8.9	131.8
Security Technologies	323.7	24.5	348.2

Total	1,025.3	98.2	1,123.5
Unallocated corporate expense	(183.7)	13.2	(170.5)

Consolidated operating income	$841.6	$111.4	$953.0

(a)	Represents employee termination benefits and other costs associated with announced restructuring plans.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of restructuring charges in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures of operating income and operating margin assist investors with analyzing our business segments results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 6

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

	For the quarter ended December 31, 2008
	Operating Income (Loss) As Reported	Integration Charges (a)	Purchase Accounting Charges (b)	Restructuring Charges (c)	Impairment Charges (d)	Operating Income (Loss) As Adjusted
Climate Solutions	$(1,176.2)	$3.0	$17.0	$49.1	$1,240.0	$132.9
Industrial Technologies	70.3	—	—	5.3	—	75.6
Security Technologies	(260.9)	—	—	4.5	360.0	103.6
Residential Solutions	(2,136.1)	—	(2.4)	10.0	2,110.0	(18.5)

Total	(3,502.9)	3.0	14.6	68.9	3,710.0	293.6
Unallocated corporate expense	(26.9)	5.8	—	1.8	—	(19.3)

Consolidated operating income (loss)	$(3,529.8)	$8.8	$14.6	$70.7	$3,710.0	$274.3

	For the year ended December 31, 2008
	Operating Income (Loss) As Reported	Integration Charges (a)	Purchase Accounting Charges (b)	Restructuring Charges (c)	Impairment Charges (d)	Operating Income (Loss) As Adjusted
Climate Solutions	$(771.8)	$3.0	$147.4	$50.2	$1,240.0	$668.8
Industrial Technologies	353.7	—	—	9.6	—	363.3
Security Technologies	42.4	—	—	6.8	360.0	409.2
Residential Solutions	(2,037.0)	1.9	11.0	10.0	2,110.0	95.9

Total	(2,412.7)	4.9	158.4	76.6	3,710.0	1,537.2
Unallocated corporate expense	(161.1)	30.6	—	1.3	—	(129.2)

Consolidated operating income (loss)	$(2,573.8)	$35.5	$158.4	$77.9	$3,710.0	$1,408.0

(a)	Represents employee termination benefits and integration costs associated with the acquisition of Trane.
(b)	Represents non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.
(c)	Represents employee termination benefits and other costs associated with announced restructuring plans.
(d)	Represents goodwill and other intangible asset impairment charges recorded in the fourth quarter of 2008.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of restructuring charges in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures of operating income and operating margin assist investors with analyzing our business segments results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 7

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Year ended Dec. 31, 2009
Cash flow from operating activities (a)	$1,734.6
Capital expenditures (a)	(204.2)
Trade receivables securitization (b)	62.8

Available cash flow	$1,593.2

(a)	Includes both continuing and discontinued operations.
(b)	Represents cash flow from the sale or repurchase of receivables under the Company’s trade receivables securitization program.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 8

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,
	2009	2008

Net Receivables *	$2,120	$2,575
Days Sales Outstanding	58.5	64.0

Net Inventory	$1,193	$1,615
Inventory Turns	8.1	6.9

Accounts Payable	$1,079	$1,047
Days Payable Outstanding	40.8	34.1

*	Net receivables excludes the impact of securitization

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 9

INGERSOLL-RAND PLC

Sector Results

For the Quarter Ended December 31, 2009

(In millions)

UNAUDITED

		Reclassifications
	Revenue For Old Sectors	Trane Commercial Systems	Trane Residential Systems	Security Residential	Revenue For New Sectors

Air Conditioning Systems & Services	$1,550.9	$(1,204.0)	$(346.9)	$—	$—
Climate Control Technologies	599.4	1,204.0	—	—	1,803.4	Climate Solutions
Industrial Technologies	591.4	—	—	—	591.4	Industrial Technologies
Security Technologies	564.1	—	—	(110.5)	453.6	Security Technologies
	—	—	346.9	110.5	457.4	Residential Solutions

Consolidated revenue	$3,305.8	$—	$—	$—	$3,305.8

	Operating Income (Loss) For Old Sectors	Reclassifications			Operating Income (Loss) For New Sectors
		Trane Commercial Systems	Trane Residential Systems	Security Residential

Air Conditioning Systems & Services	$66.7	$(46.0)	$(20.7)	$—	$—
Climate Control Technologies	43.0	46.0	—	—	89.0	Climate Solutions
Industrial Technologies	73.4	—	—	—	73.4	Industrial Technologies
Security Technologies	89.9	—	—	(13.8)	76.1	Security Technologies
	—	—	20.7	13.8	34.5	Residential Solutions

Total	273.0	—	—	—	273.0
Unallocated corporate expense	(50.3)	—	—	—	(50.3)	Unallocated corporate expense

Consolidated operating income	$222.7	$—	$—	$—	$222.7

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 10

INGERSOLL-RAND PLC

Sector Results

For the Year Ended December 31, 2009

(In millions)

UNAUDITED

		Reclassifications
	Revenue For Old Sectors	Trane Commercial Systems	Trane Residential Systems	Security Residential	Revenue For New Sectors

Air Conditioning Systems & Services	$6,497.6	$(4,916.0)	$(1,581.6)	$—	$—
Climate Control Technologies	2,377.7	4,916.0	—	—	7,293.7	Climate Solutions
Industrial Technologies	2,181.0	—	—	—	2,181.0	Industrial Technologies
Security Technologies	2,139.0	—	—	(419.9)	1,719.1	Security Technologies
	—	—	1,581.6	419.9	2,001.5	Residential Solutions

Consolidated revenue	$13,195.3	$—	$—	$—	$13,195.3

	Operating Income (Loss) For Old Sectors	Reclassifications			Operating Income (Loss) For New Sectors
		Trane Commercial Systems	Trane Residential Systems	Security Residential

Air Conditioning Systems & Services	$309.2	$(251.0)	$(58.2)	$—	$—
Climate Control Technologies	155.9	251.0	—	—	406.9	Climate Solutions
Industrial Technologies	171.8	—	—	—	171.8	Industrial Technologies
Security Technologies	388.4	—	—	(64.7)	323.7	Security Technologies
	—	—	58.2	64.7	122.9	Residential Solutions

Total	1,025.3	—	—	—	1,025.3
Unallocated corporate expense	(183.7)	—	—	—	(183.7)	Unallocated corporate expense

Consolidated operating income	$841.6	$—	$—	$—	$841.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION